CARMAX REPORTS DECLINE IN COMPARABLE STORE USED UNIT SALES;
WILL TEMPORARILY SLOW STORE GROWTH

RICHMOND, Va. – August 6, 2008 – CarMax, Inc. (NYSE:KMX) today reported that comparable store used unit sales declined by an average of 17% for the months of June and July.  “As reported in June, the sudden and dramatic drop-off in our sales beginning Memorial Day weekend caused us to withdraw our previous sales and earnings guidance for the fiscal year,” said Tom Folliard, president and chief executive officer.  Through Thursday, May 22, our comparable store used unit sales for the month of May were slightly below our expectations, but they were still a positive 1%.  From Memorial Day weekend through the end of May, however, comparable store used unit sales declined by 5 percentage points.  The slowdown in customer traffic and sales closely followed the sharp rise in gasoline prices, which topped $4.00 per gallon nationally in early June.  In June, our customer traffic and comparable store used unit sales eroded further, and July was somewhat weaker still, resulting in an average decline in comparable store used unit sales of 17% for the two months.

As a result of these unprecedented declines, we have made dramatic reductions in our used vehicle inventory levels in June and July to bring them in line with the lower current sales rate and have adjusted the vehicle mix to reflect changes in consumer preferences.  Compared with inventory levels of stores open at May 31, 2008, we reduced our used vehicle inventory by approximately 9,500 units as of July 31, representing $150 million.  In addition, we have been aggressive in reducing our variable store staffing levels (primarily through scheduling and attrition), are reevaluating all open positions and are continuing to focus on controlling overhead expenses.

“As a result of the current environment and in order to enhance profitability, we have decided to temporarily slow our store growth,” said Folliard.  Historically, our earnings have funded a significant portion of our store growth, and the current slowdown in customer traffic and sales is pressuring this source of funding.  We expect to open one additional store, in Hickory, North Carolina, in fiscal 2009, which will bring us to a total of ten store openings for the current fiscal year.  The remaining four stores originally planned to be opened late in fiscal 2009 will be pushed into fiscal 2010, when we plan to open a total of between five and ten stores.  With the temporary slowdown in store growth, we now expect gross capital expenditures will total between $225 million and $250 million in fiscal 2009.  Previously, we expected gross capital expenditures to total approximately $350 million in the current year.  We remain committed to our long-term growth plan; however, we are slowing growth on a temporary basis in order to achieve our long-term objectives.

“While this is clearly a difficult environment for us, we remain confident in our superior consumer offer and our long-term growth opportunity,” said Folliard.

- more -

CarMax, Inc.

Second Quarter Fiscal 2009 Earnings Release and Conference Call Information
We currently plan to release second quarter sales and earnings results on Monday, September 22, 2008, before the opening of the New York Stock Exchange.  We will host a conference call for investors at 9:00 a.m. ET on that date.  Domestic investors may access the call at 1-888-298-3261 (international callers dial 1-706-679-7457).  The conference I.D. for both domestic and international callers is 26913797.  A live webcast of the call will be available on our investor information home page at investor.carmax.com and at www.streetevents.com.

A webcast replay of the call will be available at investor.carmax.com beginning at approximately 1:00 p.m. ET on September 22, 2008, through December 19, 2008.  A telephone replay also will be available through September 29, 2008, and may be accessed by dialing 1-800-642-1687 (international callers dial 1-706-645-9291).  The conference I.D. for both domestic and international callers is 26913797.

About CarMax
CarMax, a Fortune 500 company and one of the Fortune 2008 “100 Best Companies to Work For,” is the nation’s largest retailer of used cars.  Headquartered in Richmond, Va., CarMax currently operates 98 used car superstores in 46 markets.  The CarMax consumer offer is structured around four customer benefits: low, no-haggle prices; a broad selection; high quality vehicles; and customer-friendly service.  During the fiscal year ended February 29, 2008, the company retailed 377,244 used vehicles and sold 222,406 wholesale vehicles at its in-store auctions.  For more information, access the CarMax website at www.carmax.com.

Forward-Looking Statements
We caution readers that the statements contained in this release about our future business plans, operations, opportunities or prospects, including without limitation any statements or factors regarding expected sales, margins or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
•	Changes in the general U.S. or regional U.S. economy.
•
Changes in the availability or cost of capital and working capital financing, including the availability or cost of long-term financing to support our geographic growth and the availability or cost of financing auto loan receivables.

•	Changes in the competitive landscape within our industry.
•	Significant changes in retail prices for used and new vehicles.
•	A reduction in the availability of or access to sources of inventory.
•	Factors related to the regulatory environment in which we operate.
•	The loss of key employees from our store, regional or corporate management teams.
•	The failure of key information systems.
•	The effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•	Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer information.
•	The effect of various litigation matters.
•	Our inability to acquire or lease suitable real estate at favorable terms.
•	The occurrence of severe weather events.
•	Factors related to the seasonal fluctuations in our business.
•	Factors related to the geographic concentration of our superstores.
•	The occurrence of certain other material events.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 29, 2008, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission.  Our filings are publicly available on our investor information home page at investor.carmax.com.  Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling 1-804-747-0422 ext. 4489.  We disclaim any intent or obligation to update our forward-looking statements.

- more -

CarMax, Inc.

Contacts:
Investors and Financial Media:
Katharine Kenny, Assistant Vice President, Investor Relations, (804) 935-4591
Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:
Lisa Van Riper, Assistant Vice President, Public Affairs, (804) 935-4594
Trina Lee, Director, Public Relations, (804) 747-0422, ext. 4197

###